FOR IMMEDIATE RELEASE

Contact: Pete Buzy
Chief Financial Officer
(410) 740-0081

MARTEK ANNOUNCES SECOND QUARTER FINANCIAL RESULTS

REVENUES OF $55.8 MILLION; NET EARNINGS OF $3.4 MILLION

COLUMBIA, MD – June 7, 2005: Martek Biosciences Corporation (NASDAQ:MATK) today announced its financial results for the quarter ended April 30, 2005, the second quarter of fiscal 2005 (2nd Qtr 05). For the 2nd Qtr 05, revenues of $55.8 million were achieved, up from $41.9 million for the second quarter of fiscal 2004 (2nd Qtr 04). For the 2nd Qtr 05, Martek generated income before income taxes of $5.4 million, a 59% increase compared to $3.4 million in the 2nd Qtr 04. Net income was $3.4 million, or $0.11 per diluted share, for the 2nd Qtr 05, compared to net income of $3.4 million, or $0.11 per diluted share, for the 2nd Qtr 04.

“Martek’s second quarter financial performance was in line with its previously announced expectations. Now that construction is substantially complete, the Company should be able to begin accumulating a meaningful finished goods inventory supply in the second half of 2005, providing further assurance to its customers on supply,” stated Henry “Pete” Linsert, Jr., Chief Executive Officer of Martek.

2nd Qtr Consolidated Financial Results

Total revenues for the 2nd Qtr 05 were $55.8 million, an increase of $13.9 million or 33% over the 2nd Qtr 04. Most of the increase from the prior year was due to higher sales of nutritional products to the Company’s infant formula licensees. On a sequential quarter basis, total revenues declined by $10.7 million from the $66.5 million realized in the first quarter of fiscal 2005. This decline was primarily due to the previously disclosed build-up of inventory by certain customers and, to a lesser degree, delays by certain infant formula licensees in expanding internationally. The Company believes that both were responses, in part, to the inability of Martek, including its third-party suppliers, to keep up with demand in fiscal 2004. As previously indicated, these factors are also expected to affect the Company’s results in the third quarter.

Gross profit margin on product sales was 38% for the 2nd Qtr 05 and 36% for the 2nd Qtr 04. This gross profit margin improvement for the second quarter was primarily caused by improvements in DHA productivity and the elimination of certain cost inefficiencies that existed during the expansion of Kingstree in the prior fiscal year.

Research and development expenses, primarily development, increased by $600,000 or 13% in the 2nd Qtr 05 compared to the 2nd Qtr 04, and increased by $500,000 or 10% as compared to the first quarter of fiscal 2005. The increases were primarily the result of additional efforts to improve fermentation yields for DHA, ARA and food DHA and to optimize downstream processes for food DHA.

Selling, general and administrative expenses increased by $2.0 million or 33% during the 2nd Qtr 05 over the 2nd Qtr 04, but was unchanged as compared to the first quarter of fiscal 2005. The increase relative to the prior year quarter was primarily due to additional personnel and insurance costs associated with the Company’s operations as well as cost increases related to Sarbanes-Oxley Act compliance.

Other operating expenses totaled $2.1 million in the 2nd Qtr 05, an increase from the $700,000 incurred in 2nd Qtr 04, but a decrease from the $3.5 million incurred in the first quarter of fiscal 2005. These costs in the 2nd Qtr 05 were comprised primarily of start-up costs related to the qualification of internal ARA fermentation and downstream processing. It is anticipated that production start-up costs will continue to be significant over the next six months, and potentially longer depending on required production mix, as the Company attempts to further mitigate its production risks by continuing to add redundant capabilities to its overall production.

Income before income taxes increased by $2.0 million or 59%, to $5.4 million in the 2nd Qtr 05 compared to $3.4 million in the 2nd Qtr 04. The provision for income taxes totaled $2.0 million in 2nd Qtr 05 and has been recorded based upon the Company’s estimated effective tax rate for fiscal 2005. The Company did not record a provision for income taxes in the 2nd Qtr 04. Net income of $3.4 million, or $0.11 per share on a diluted basis, was realized in the 2nd Qtr 05, compared to net income of $3.4 million, or $0.11 per share on a diluted basis, for the 2nd Qtr 04.

Year-to-date Consolidated Financial Results

Total revenues for fiscal 2005 year-to-date (05 YTD) were $122.3 million, an increase of $44.8 million or 58% over fiscal 2004 year-to-date (04 YTD), due primarily to higher sales of nutritional products to the Company’s infant formula licensees. Gross profit margin on product sales increased to 41% for 05 YTD from 38% for 04 YTD, primarily due to DHA productivity improvements. Research and development expenses increased by $1.4 million or 16% in 05 YTD compared to 04 YTD due to additional efforts in DHA, ARA and food DHA production improvements. Selling, general and administrative expenses increased by $4.3 million or 36% in 05 YTD over 04 YTD due to increased personnel, legal and insurance costs. Other operating expenses, as described above, of $5.6 million and $1.1 million, were incurred in 05 YTD and 04 YTD, respectively. Income before income taxes increased by $9.8 million or 145% in 05 YTD compared to 04 YTD. Net income of $10.5 million, or $0.33 per diluted share was realized for 05 YTD, compared to net income of $6.8 million, or $0.22 per diluted share for 04 YTD.

The Company used cash in operations of $2.7 million in 05 YTD. This was primarily the result of increases in Martek’s DHA and ARA inventory which could facilitate any customer expansion, partially offset by Martek’s net income. Capital expenditures for 05 YTD were $45.5 million, the majority of which related to the expansion of the Kingstree facility, which is now substantially complete. Martek expects to continue investing in plant and equipment expenditures as well as other company-wide capital needs. The Company generated cash flow from financing activities of $59.8 million, primarily due to the issuance of common stock under the Company’s shelf registration which generated net proceeds of $81.4 million, offset by a use of such proceeds to repay $30 million of borrowings under the Company’s revolving credit facility. As of April 30, 2005, Martek had approximately $57.1 million in cash, cash equivalents and short-term investments, an increase of $14.4 million from October 31, 2004, and had available borrowings under the revolving credit facility of $45.0 million.

As noted above, the Company has continued to add manufacturing capacity and generally expand its business over the previous year. To support this expansion, Martek increased overall staffing levels. As of April 30, 2005, the Company employed 636 full-time employees, of which 103 were hired during fiscal 2005, including 93 employees working on production or research and development.

Recent Highlights

•	Production and Supply of Nutritional Oils –In response to demand for the Company’s nutritional oils, the Company has:

•	Expanded Production – Martek has substantially completed its extensive expansion in Kingstree for the fermentation and downstream processing of the Company’s nutritional oils. Four additional fermentors will be available for commercial operation in the second half of fiscal 2005. With this expansion, a phase-in of the DSM expansion in Belvidere, New Jersey, and the expected commencement of dedicated downstream ARA processing capacity from another third-party provider, Martek expects to have production capacity of infant formula and food DHA products equivalent to approximately $500 million in annualized sales at some point in the second half of fiscal 2005.

•	Winchester Property Acquisition – Martek recently purchased an additional eight acres adjacent to its current Winchester site for future expansion purposes.

•	Arranged for Expanded ARA Production at DSM’s Belvidere Facility – DSM commenced ARA production at its Belvidere facility in April 2004. Martek is now receiving a significant portion of its ARA from DSM’s Belvidere facility and this portion is continuing to grow as DSM completes its current expansion at Belvidere. While certain start-up and expansion-related issues remain at Belvidere, the existence of a domestic supply of ARA from DSM is beneficial to Martek from both a cost and supply chain perspective.

•	Initiated Internal ARA Fermentation and Processing – The Company began internal fermentation of ARA at its Winchester and Kingstree facilities in the first quarter of fiscal 2005. Furthermore, additional ARA downstream processing capacity has been added internally at Kingstree. These additions to Martek’s capabilities provide further redundancies in attempts to improve the Company’s overall ARA supply chain and reduce its dependence on third-party manufacturers.

•	Study Results Support Benefits of DHA – The results of several studies were recently published, further supporting the health benefits of DHA. All of the following studies utilized Martek DHA™.

•	Protection Against Alzheimer’s Disease – The results of an animal study demonstrate that DHA may protect against the accumulation of a protein believed to be linked to Alzheimer’s disease.

•	Improvement in Cholesterol Particle Size in At-Risk Children – The results of a study report that DHA causes beneficial changes in blood cholesterol measurements in children with high cholesterol and a family history of heart disease.

•	Infant Formula Supplemented with DHA and ARA Significantly Benefits Infant Development– The results of two studies further support the benefits of DHA and ARA to infant development. The first study found that term infants fed infant formula supplemented with DHA and ARA during the first year of life demonstrated better visual acuity than infants not fed the supplemented formula. The second study found that infant formula supplemented with DHA and ARA resulted in enhanced growth and higher Bayley psychomotor development scores in preterm infants. The study indicated that infant formula with Martek DHA™ resulted in greater growth in preterm infants than fish oil-DHA.

•	Results of Adult Cardiovascular Studies Released – The results of two adult cardiovascular studies which utilized Martek DHA™ were recently released. The Company believes that these results add support to the use of Martek DHA™ in food applications for cardiovascular health. Additional research will be needed to determine if Martek DHA™ can be used in pharmaceutical applications.

•	Martek FDA Nutrient Content Claim – In May 2005, Martek learned that the FDA did not object to a Martek petition filed earlier this year regarding a nutrient content claim. This claim now enables products containing at least 32 milligrams of Martek DHA™ per serving to indicate that such products contain an “excellent source” of DHA. The Company believes that the nutrient content claim should improve Martek’s current and potential food customers’ ability to successfully market Martek DHA™ in their products.

•	Patent Rulings Received – Martek recently received favorable rulings on two pending European patent matters. The first was a ruling by the Opposition Division of the European Patent Office (EPO) which served to uphold Martek’s European ARA patent in a form containing modified claims, which are narrower than the claims originally granted, but provided the potential for additional patent protection. In the second ruling, Martek received a decision from the Appeal Board of the EPO relating to one of its European DHA patents, covering primarily production processes and human and animal food uses. This decision returns the case to the Opposition Division of the EPO to review the patent’s claims on its merits.

•	New Country Launches by Nestle – Martek recently became aware that Nestle has launched its fortified infant formula, containing Martek’s ARA, in more than ten new countries, including Spain, Portugal, Singapore and Germany. Products launched by Nestle in these new markets include specialty products or premium brands, but full lines have not been converted.

•	New Liquid Eggs Containing Martek DHA™ Launched – In March 2005, Hidden Villa Ranch began selling Gold Circle Farms liquid egg whites containing Martek DHA™.

Investor Conference Call Webcast

Investors may listen to Martek’s management discuss the Company’s quarterly earnings and other current business issues on Tuesday, June 7, 2005 at 4:45 p.m. EDT by accessing Martek’s website at www.martekbio.com, selecting the “Investors” tab, choosing “Live Webcast” and following the related instructions. The webcast will be available for replay through the close of business on July 7, 2005.

General

Sections of this release contain forward-looking statements concerning, among other things: (1) expectations regarding customer demand, future revenue and profit trends, capacity for annualized sales of DHA, product introductions, growth in nutritional product sales, production expansion, margin and productivity improvements, applications and potential collaborations; (2) expectations regarding sales to infant formula licensees; (3) expectations regarding future efficiencies in manufacturing processes and the costs of production of nutritional oils and purchase of third-party manufactured oils; (4) expectations regarding production capacity and timing of production capacity growth; (5) expectations regarding intellectual property protection and (6) expectations regarding potential food customers’ ability to market Martek DHA™ in their products. These statements are based upon numerous assumptions which Martek cannot control and involve risks and uncertainties that could cause actual results to differ. These statements should be understood in light of the risk factors set forth in the Company’s filings with the Securities and Exchange Commission, including, but not limited to Exhibit 99.01 to the Company’s Form 10-Q for the fiscal quarter ended January 31, 2005 and other filed reports on Form 10-K, Form 10-Q and Form 8-K.

About Martek

Martek Biosciences Corporation develops, manufactures and sells products from microalgae. The Company’s products include: (1) specialty, nutritional oils for infant formula that aid in the development of the eyes and central nervous system in newborns; (2) nutritional supplements and food ingredients that may play a beneficial role in promoting mental and cardiovascular health throughout life; and (3) powerful fluorescent markers for diagnostics, rapid miniaturized screening, and gene and protein detection.

MARTEK BIOSCIENCES CORPORATION
Summary Consolidated Financial Information
(Unaudited — $ in thousands, except share and per share data)

Condensed Consolidated Statements of Income Data

	Three months ended April 30,		Six months ended April 30,
	2005	2004	2005	2004
Revenues:
Product sales	$52,834	$38,187	$115,945	$70,418
Contract manufacturing sales	2,997	3,733	6,375	7,077

Total revenues	55,831	41,920	122,320	77,495

Costs and expenses:
Cost of product sales	32,792	24,253	68,894	43,778
Cost of contract manufacturing sales	2,585	2,928	5,389	5,637
Research and development	5,321	4,701	10,137	8,728
Selling, general and administrative	8,107	6,111	16,252	11,908
Other operating expenses	2,075	654	5,560	1,104

Total costs and expenses	50,880	38,647	106,232	71,155

Income from operations	4,951	3,273	16,088	6,340
Other income, net	456	126	456	410

Income before income taxes	5,407	3,399	16,544	6,750
Provision for income taxes	1,974	—	6,039	—

Net income	$3,433	$3,399	$10,505	$6,750

Basic earnings per share	$0.11	$0.12	$0.34	$0.23

Diluted earnings per share	$0.11	$0.11	$0.33	$0.22

Shares used in computing basic earnings per share	31,497,317	29,209,029	30,540,473	28,769,839
Shares used in computing diluted earnings per share	32,649,141	31,250,438	31,595,277	31,074,675

Condensed Consolidated Balance Sheets Data

	April 30,	October 31,
	2005	2004
		(audited)
Assets:
Cash, cash equivalents and short-term investments	$57,072	$42,650
Accounts receivable, net	36,733	37,292
Inventories, net	49,338	30,379
Other current assets	5,804	6,793
Property, plant and equipment, net	285,851	255,430
Long-term deferred tax asset	47,476	49,378
Goodwill and other long-term assets, net	79,946	79,476

Total assets	$562,220	$501,398

Liabilities and stockholders’ equity:
Current liabilities	$32,803	$48,919
Non-current liabilities	74,736	106,315
Stockholders' equity	454,681	346,164

Total liabilities and stockholders’ equity	$562,220	$501,398

Condensed Consolidated Cash Flow Data

	Six months ended April 30,
	2005	2004
Operating activities:
Net income	$10,505	$6,750
Non-cash items	15,051	3,408
Changes in operating assets and liabilities, net	(28,301)	(21,075)

Net cash used in operating activities	(2,745)	(10,917)

Investing activities:
Expenditures for property, plant and equipment	(45,546)	(117,592)
Other investing activities, net	2,942	(6,135)

Net cash used in investing activities	(42,604)	(123,727)

Financing activities:
Repayments of notes payable and other long-term obligations, net	(3,810)	(2,336)
(Repayments) borrowings under revolving credit facility	(30,000)	67,000
Proceeds from common stock and stock options, net	93,581	27,619

Net cash provided by financing activities	59,771	92,283

Net change in cash, cash equivalents and short-term investments	14,422	(42,361)
Cash, cash equivalents and short-term investments, beginning of period	42,650	96,971

Cash, cash equivalents and short-term investments, end of period	$57,072	$54,610